Exhibit 10.1

STOCK PURCHASE AGREEMENT

BETWEEN

NASCENT WINE COMPANY, INC.

as Purchaser of Shares

AND

SHAREHOLDERS OF PASANI S.A. DE C.V.

as Seller of Shares

WITH THE APPEARANCE OF

PASANI S.A. DE C.V

May 11, 2007

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made May 11, 2007, by and between Nascent Wine Company, Inc., a Nevada corporation (“Nascent”) and Shareholders of Pasani S.A. de C.V., with the appearance of Pasani S.A. de C.V., a Mexican corporation (“Pasani”) as set forth on the signature page of this Agreement (collectively, “Shareholders”).

EXPLANATORY STATEMENT

A.            Shareholders currently own and are the record holders of 100% of the issued and outstanding shares of Pasani common stock (the “Shares”); and

B.            Nascent desires to acquire all of the issued and outstanding Shares of common stock of Pasani.

NOW, THEREFORE, in consideration of the foregoing Explanatory Statement that is made a substantive part of this Agreement and the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Stock

1.1           Sale of Shares.  Subject to the terms and conditions of this Agreement, Shareholders agree to sell to Nascent 100% of the fully paid and non-assessable issued and outstanding Shares of Pasani’s common stock with each Shareholder selling those shares set forth next to his, her or its name on the attached Schedule 1.1 that is made a part of this Agreement.

1.2           Purchase Price.  The aggregate purchase price for the Pasani Shares shall be USD One Million Five Hundred Thousand Dollars ($1,500,000) payable as follows:

Nascent will deliver to Shareholders at the Closing (as defined in Section 6.1) an aggregate USD One Million Five Hundred Thousand Dollars ($1,500,000) convertible promissory note (“Note”) with annual interest of eight percent (8%) in the form attached hereto as Exhibit A.  USD Five Hundred Thousand Dollars ($500,000) of the principal and accrued and unpaid interest then due shall be payable six months from the issuance of the Note and the balance (1) year from date of issuance of the Note. The Note will be payable, at the sole option of the holders, in cash or shares of Nascent’s common stock (“Conversion Shares”) at a conversion price of $1.40 per share (“Conversion Price”), or, at the sole option of the holders, a combination of cash and Conversion Shares.  Notwithstanding the foregoing, the holders of the Note may convert the principal and accrued interest into Conversion Shares at any time and from time to time at the Conversion Price.

1.3           Anti-dilution provisions. Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

1.3.1. If shares of Nascent’s common stock (“Common Stock”) are issued as a dividend or other distribution on any class of stock of Nascent, the Conversion Price shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date prior to such dividend or distribution and the denominator shall be the sum of such number of shares and the total of shares constituting such dividend or other distribution.  In the event Nascent issues rights or warrants to all holders of its Common Stock to subscribe or purchase of Common Stock for no consideration, each such share of Common Stock shall be considered issued as a dividend for purposes of this section 1.3.1.

1.3.2. If the Common Stock is subdivided into a greater or combined into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior thereto, shall be proportionately adjusted so that it will bear the same relation to the Conversion Price in effect immediately prior to such subdivision or combination, as the total number of shares of Common Stock outstanding immediately prior to such subdivision or combination, shall bear to the total number of shares of Common Stock outstanding immediately after such subdivision or combination.

1.3.3. In case of any capital reorganization of Nascent, or of any reclassification of the Common Stock, or in case of the consolidation of Nascent with, or the merger of Nascent into, any other corporation or of the sale of all or substantially all of the Nascent’s properties and assets to any other entity, the Note shall after such capital reorganization, reclassification, consolidation, merger, or sale entitle the holder to receive upon conversion the number of shares of stock or other securities or property of Nascent, or of the entity resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the holder of securities deliverable (at the time of such capital reorganization, reclassification, consolidation, merger, or sale) upon conversion of the Note would have been entitled upon such capital reorganization, reclassification, consolidation, merger or sale.

1.4          Pledge and Voting Rights.  Pursuant to a Pledge on Shares Agreement dated effective as of the date hereof by and among Nascent, the nominee shareholder and Shareholders (the “Pledge on Shares Agreement”), Shareholders shall endorse the Share certificates representing 100% of the stock of Pasani to Purchaser (except for 1 nominee Share that shall be endorsed in favor of a third party appointed by Purchaser to comply with Mexico’s corporate law).  Thereafter, Purchaser (and Purchaser’s nominee shareholder) shall pledge 100% of the Shares in favor of Shareholders as collateral for payment of any amounts due under the Note pursuant to the terms and conditions of a separate pledge agreement and grant an irrevocable power of attorney in terms of Article 2596 of Mexico’s Federal Civil Code to vote all the Shares in all shareholders’ meetings.  The power of attorney shall be terminated by Shareholders immediately upon the payment in full of all amounts due under the Note.

ARTICLE II

Representations, Warranties and Covenants of Pasani and Shareholders

Pasani and Shareholders, jointly and severally, hereby represent and warrant to Nascent as of the Closing that:

2.1           Organization.  Pasani is a corporation duly organized, validly existing and in good standing under the laws of Mexico, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states and other jurisdictions where its business requires qualification.

2.2           Capital.  The authorized capital stock of Pasani consists solely of 300 shares of $1,000 Pesos par value common stock.  There currently are 300 shares of common stock issued and outstanding.  All of the outstanding common stock of Pasani is duly and validly issued, fully paid and non-assessable, and owned by Shareholders as described on Schedule 1.1.  There are no outstanding subscriptions, options, rights, debentures, instruments, convertible securities or other agreements or commitments obligating Pasani to issue or to transfer from treasury any additional shares of its capital stock of any class.

2.3           Subsidiaries.  Pasani does not have any subsidiaries or own any interest in any other enterprise.

2.4           Directors and Officers.  Alejandro Gutiérrez Pederzini (“Mr. Pederzini”) is the sole administrator of Pasani.

2.5           Financial Statements.  Schedule 2.5 hereto consists of the audited balance sheet and statement of income, retained earnings and cash flows for the fiscal year ended December 31, 2005 and the before audit balance sheets and statements of income, retained earnings and cash flows for the fiscal year 2006 and for the first quarter of the fiscal year of 2007 (the “Pasani Financial Statements”).  The Pasani Financial Statements have been prepared in accordance with Mexico’s Generally Accepted Accounting Principles and practices (“GAAP”) consistently applied and contain all the disclosures required by GAAP.  The Pasani Financial Statements, to the best of Shareholders knowledge, fairly present the financial condition of Pasani as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby.  The books of account and other financial records of Pasani, all of which have been made available to Nascent, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices.  Each transaction is properly and accurately recorded in the books and records of Pasani.

2.6           Absence of Changes.  Since March 31, 2007, Pasani and Shareholders have conducted the business and operations of Pasani only in the ordinary course and, with respect to Pasani’s business, Pasani and Shareholders have not:

(a)           suffered any material adverse effect in the business, operations, Assets (as defined in Section 2.20) or financial condition of Pasani, including any damage, destruction, or loss affecting any Assets used or useful in the conduct of the business or operations of Pasani (“Pasani Material Adverse Effect”);

(b)           made any sale, assignment, lease, or other transfer of Pasani’s Assets or properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

(c)           canceled any debts owed to or claims or liabilities held by Pasani or Shareholders with respect to Pasani;

(d)           suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of Pasani;

(e)           transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to Pasani;

(f)            incurred any obligation or liability (fixed, accrued, contingent or otherwise), including indebtedness for borrowed money, except normal trade or business obligations and liabilities incurred in the ordinary course of business, none of which would have a Pasani Material Adverse Effect;

(g)           mortgaged, pledged or subjected to any other lien any of the Assets, tangible or intangible;

(h)           waived or released any rights of value or modified any material agreement, whether or not in the ordinary course of business;

(i)            entered into or renewed any employment contracts or compensation agreements or made, agreed to make or announced any change in employment policies or procedures, wages, compensation or employee benefits for any Pasani employee, except as may be required by an existing employment agreement, as required by law, or as otherwise expressly provided herein;

(j)            suffered any material casualty losses or damages (whether or not any such loss or damage shall have been covered by insurance);

(k)           revalued any of the Assets (whether tangible or intangible) or changed any of its accounting records or practices or changed its depreciation or amortization policies or rates;

(l)            issued or sold shares of capital stock or securities convertible into or exchangeable for capital stock of Pasani;

(m)          merged or consolidated with another entity;

(n)           changed the tax or cash basis accounting methods or practices employed by Pasani, or changed its depreciation or amortization policies;

(o)           paid any dividend, distribution or extraordinary or unusual disbursement or expenditure; or

(p)           entered into any agreement or commitment to do any of the foregoing.

2.7           Absence of Undisclosed Liabilities.  As of the date of the Pasani Financial Statements, to the best of Shareholders’ knowledge, Pasani did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Pasani Financial Statements.

2.8           Tax Returns.  Within the times and in the manner prescribed by law, Pasani has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable except as described in Schedule 2.8.  Prior to Closing, all taxes for the year ended December 31, 2006 shall have been fully paid and at Closing, there shall be an adequate cash reserve for the taxes incurred from January 1, 2007 through the Closing.  There are no present disputes of any nature with respect to Pasani or Shareholders except as described in Schedule 2.8.

2.9           Compliance with Laws.  To the best of Shareholders’ knowledge, Pasani has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business where the failure to comply or any violation would have a Pasani Material Adverse Effect and has disclosed any and all such non-compliances and/or violations to Nascent in writing.  Pasani is in compliance with its organizational and governing documents.

2.10         Litigation.  Pasani is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best of Pasani’s and Shareholders’ knowledge, threatened against or affecting Pasani or its business, Assets or financial condition where the failure to disclose would have a Pasani Material Adverse Effect, except as disclosed in Schedule 2.10.  To the best of Pasani’s and Shareholders’ knowledge, there is no action pending or threatened regarding the sale or transfer of any Pasani securities.  Pasani is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Pasani is not engaged in any litigation to recover monies due to it.

2.11         Authority.  Pasani and each Shareholder is an entity or individual legally able to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and this Agreement is a legal, valid and binding obligation of Pasani and each Shareholder and is enforceable in accordance with its terms and conditions.

2.12         Ability to Carry Out Obligations.  No authorization or approval from, nor any corporate action is required by, any person, corporate entity, governmental authority or regulatory agency for the execution, delivery and performance by Pasani and each Shareholder of this Agreement, and any other agreements or documents contemplated hereby, and (i) will not violate (A) any provision of applicable law, (B) Pasani’s organizational documents, (C) any provision of any indenture, agreement, obligation, commitment or other instrument to which

Pasani or Shareholders, or any of their properties or Assets is bound or (D) any provision of any judgment, decree or order to which Pasani or either Shareholder is a party or by which Pasani or either Shareholder is bound, (ii) will not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such order, indenture, judgment, decree, agreement, obligation, commitment or other instrument, and (iii) will not result in the creation or imposition of any lien of any nature whatsoever upon the Shares.

2.13         Business Permits.  Schedule 2.13 sets forth a correct and complete list of all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals which have been obtained by Pasani and are currently in effect (collectively, the “Business Permits”) and indicates for each whether any consent or other action is required in order for the same to remain in full force and effect following the Closing.  Such Business Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable governmental rules for Pasani to conduct its business as currently conducted and to own, occupy or use its Assets.  No violation is pending against any such Business Permit, no citation, notice or warning is pending by any governmental entity with respect to any such Business Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Business Permit and Pasani has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit.  Pasani is in compliance with all such Business Permits.

2.14         Full Disclosure.  None of the representations and warranties made by Pasani and Shareholders herein or in any exhibit, certificate or memorandum furnished or to be furnished by Pasani and Shareholders, or on his, her or its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.15         Pasani Shares Not Encumbered.  The Pasani Shares being transferred pursuant to this Agreement are and at Closing will be free and clear of any liens, encumbrances or other restrictions of any kind or nature other than the pledge referred to in Section 1.4 hereof.  The assignments, endorsements, stock powers and other instruments of transfer delivered by Shareholders to Nascent at the Closing will be sufficient to transfer Shareholders’ entire legal and beneficial interest in the Shares free and clear of all liens, encumbrances and other restrictions of any kind or nature.

2.16         Environmental Matters.  Except as would not have a Pasani Material Adverse Effect, Pasani is in compliance with all applicable environmental laws, rules, regulations, judgments and orders.

2.17         Employment Matters.  Pasani is and has at all times since its inception been in compliance with all employment, personnel, pension and welfare laws, rules, regulations, judgments and orders.

2.18         Intellectual Property.  Pasani has the lawful right to use all of its patents, trademarks, service marks, logos, corporate and trade names, domain names and copyrights, and all applications therefore (together with all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by Pasani, the “Intellectual Property”). To the best of Shareholders’ knowledge, no such use infringes upon the lawful rights of any other person or entity.  To the best of Shareholders’ knowledge, no person or entity is using any Intellectual Property in a manner which infringes upon the lawful rights of Pasani.  The Intellectual Property constitutes all intellectual property necessary for Pasani to conduct its business as currently conducted.

2.19         Real Property.

(a)           Pasani does not own any real property, and except as otherwise disclosed in Schedule 2.19, Shareholders do not own any real property that is used or useful in connection with the operation of Pasani’s business.  Schedule 2.19 sets forth a complete and correct list of all real properties or premises that are leased or utilized in whole or in part by Pasani and Shareholders in the operation of Pasani, which property constitutes all of the real property necessary to operate the business in the manner in which it are presently operated.

(b)           As to each leased property, Schedule 2.19 sets forth the (i) parties thereto, (ii) lease term, (iii) annual rent, (iv) renewal option, if any, and (v) any other material terms.  Complete and correct copies of all leases and guarantees of leases have been made available to Nascent.  Each lease of premises utilized by Pasani and Shareholders in connection with the operation of the business of Pasani is legal, valid and binding in all material respects, as between Pasani, Shareholders and the other party or parties thereto, and Pasani and Shareholders are tenants or possessors in good standing thereunder, free of any material default or breach on the part of Pasani or Shareholders and, to the actual knowledge of Shareholders and Pasani’s officers and directors, after due inquiry and investigation, free of any material default or breach on the part of the lessors thereunder, and has use and occupancy of the premises provided for in the leases therefor.

(c)           The real property, as well as the present uses thereof, conform in all respects with all restrictive covenants and with all applicable zoning laws, rules and regulations, except as would not have, individually or in the aggregate, a Pasani Material Adverse Effect.  Except as expressly disclosed on Schedule 2.19: (i) there is no pending condemnation or similar proceeding affecting the real property or any portion thereof, and no such action is presently contemplated or threatened; (ii) there are no easements, covenants, restrictions and/or reservations of record affecting the real property and there are no easements, claims of easement or rights of way affecting the real property which are not shown on the public record; (iii) there are no encroachments on the real property.  Pasani and Shareholders have not caused any construction, erection, alteration or repairs of any structures or improvements on the real property to be done for which charges therefor remain unpaid, or contracted for any material to be delivered to the real property for which charges therefor remain unpaid.

2.20         Personal Property.  Pasani has good and marketable title and or lawful right to use all of the tangible assets described on Schedule 2.20 (the “Assets”), free and clear of all liens (which liens shall be released prior to or at the Closing).  Pasani’s machinery, equipment, vehicles, furniture, fixtures, office materials and other tangible assets included as Assets have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the operation of Pasani’s business as presently conducted.  The Assets reflected on Schedule 2.20 constitute all of the material assets, properties and other rights used in the operation of Pasani’s business.  Except as set forth on Schedule 2.20, Pasani owns or leases all the material assets necessary to, and currently utilized in the operation of, Pasani’s business as presently conducted.  Neither Shareholder owns any Assets currently utilized in Pasani’s business.

With respect to the Assets that are leased by Pasani, each lease is legal, valid, binding and enforceable in all material respects as between Pasani and the other party or parties thereto, and Pasani is a possessor in good standing thereunder, free of any material default or breach on the part of Pasani and, to the best knowledge of Pasani and Shareholders, free of any material default or breach on the part of the lessors thereunder.

2.21         Inventory.  Schedule 2.21 sets forth a complete and correct list of all inventory held by Pasani (the “Inventory”).  Except as set forth on Schedule 2.21, the Inventory is saleable and of marketable quality, is not obsolete or otherwise materially damaged, and has been prepared in compliance with all applicable legal requirements.  The Inventory is properly valued at the lower of cost or market value on a first in/first out basis and in accordance with Mexico’s GAAP.  Since the date of the Pasani Financial Statements, Pasani has not decreased or substituted its items of Inventory other than in the ordinary course of Pasani’s business.

2.22         Contracts.

(a)           Schedule 2.22 sets forth a complete and correct list of all material contracts (“Contracts”) relating to Pasani’s business to which Pasani or any Shareholder is a party or to which Pasani’s Assets are subject that:

(i)            involve payment of more than $50,000 to or on behalf of Pasani after the Closing;

(ii)           require Pasani to purchase or provide goods or services involving more than $50,000 after the Closing;

(iii)          is a manufacturing, distribution, purchase or similar agreement;

(iv)          evidence or provide for any indebtedness for borrowed money for which Pasani will be liable following the Closing or provide for or relate to any lien or encumbrance on any of Pasani’s Assets;

(v)           guarantee the performance, liabilities or obligations of any other person, which restrict in any material respect the ability of Pasani to conduct any business activities or which involve any related party;

(vi)          provide for noncompetition agreements;

(vii)         relate to the hiring, leasing, employment or engagement of employees or contractors;

(viii)        are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement; or

(ix)           are otherwise material to Pasani’s business.

(b)           Neither Pasani nor any Shareholder is in material breach of any Contract or, to the best of Pasani’s and Shareholders’ knowledge, is any third party in material breach of any such Contract.

2.23         Indemnification.  Shareholders, jointly and severally, agree to indemnify, defend and hold Nascent harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest and penalties, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Pasani or Shareholders to perform any of his, her or its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Pasani or Shareholders under this Agreement. Provided, however the maximum aggregate liability of Shareholders under this indemnity and hold harmless provision shall be USD One Million Five Hundred Thousand Dollars ($1,500,000) and any amount so due under this indemnity and hold harmless provision shall first be set off against the principal amount of the Note and accrued interest thereon to the extent any such amounts are due under the Note. The cap on this indemnity shall not be applicable for the fraud or willful misconduct of Pasani or Shareholders.  This indemnity and hold harmless paragraph shall terminate and be of no force or effect on the first anniversary of the Closing, except for claims based upon failure by Shareholders to deliver good title to the Pasani Stock, claims based upon the authority of Pasani and capitalization of Pasani and claims based on fraud, which shall survive indefinitely, and environmental, employee benefit matters and tax matters, which shall survive through the applicable status of limitation.

2.24         Brokers.  Neither Pasani nor any Shareholder has used any broker or finder in connection with the transactions contemplated hereby, and Nascent shall have no liability as a result of or in connection with any brokerage or finder’s fee or other commission of any person or entity retained by either Pasani or any Shareholder in connection with the transactions contemplated by this Agreement.

2.25         No Consents.  No consent, authorization, approval or waiver from, or registration, declaration or filing with, any agency, entity, authority or person is required to be obtained or made by or with respect to Pasani or any Shareholder in connection with the execution, delivery and performance of this Agreement by Pasani and Shareholders or the consummation of the sale of the Shares.

2.26         Securities Representations.  Each Shareholder: (a) is acquiring the Note for its own account with the present intention of holding such securities for investment purposes and with no intention of selling such securities in violation of applicable securities laws; (b) has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Note and the transactions contemplated by this Agreement and the other documents contemplated hereby, and has had such access to such other information concerning Nascent and its business and assets as such Shareholders may have requested; (c) is an “accredited investor” as defined in Rule 501(a) under the U.S. Securities Act of 1933, as amended; (d) by reason of its business and financial experience and the business and financial experience of those retained by such Shareholder to advise him or her with respect to his or her investment in the Note, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its prospective investment in such Securities; and (d) is able to bear the economic risk of its investment in the Note for an indefinite period of time and, at the present time, is able to afford a complete loss of such investment.

ARTICLE III

Negative Covenants of Nascent, Pasani and Shareholders

Until the payment in full of all amounts outstanding under the Note or the conversion thereof (i) Nascent covenants and agrees that it shall not and shall not cause or permit Pasani to, and (ii) Shareholders covenant and agree that unless Nascent is in default under this Agreement and/or the Note, they shall not vote the Shares under the irrevocable power of attorney or permit or cause Mr. Pederzini to, take any of the following actions without the written consent of the other parties hereto:

3.1           Sales, Liens.  Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any lien, security interest, encumbrance or other right or claim by any third party upon or with respect to, any of Pasani’s property except in the ordinary course of business.

3.2           Mergers.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Pasani’s Assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the Assets of, any entity.

3.3           Dissolution.  Wind-up, liquidate or dissolve Pasani’s affairs, convey, sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its properties or Assets (whether now owned or hereafter acquired).

3.4           Extraordinary Transactions.  Enter into or agree to enter into any transaction that is not in the ordinary course of business.

3.5           Bankruptcy Proceedings.  (1) Commence any case, proceeding or other action under any existing or future bankruptcy, insolvency or similar law seeking to have an order for relief entered with respect to itself, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect Pasani or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for Pasani or any part of its

Assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting to or acquiescing in, any of the foregoing.

3.6           Limitation on Transfers of Assets.  Transfer any Assets the transfer of which would reasonably be expected to have a Pasani Material Adverse Effect.

3.7           Declaration of Dividends. Declare any dividends on the Pasani capital stock without the prior consent of Shareholders.

ARTICLE IV

Representations of Nascent

Nascent hereby represents and warrants to Pasani at Closing that:

4.1                           Organization.  Nascent is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states and other jurisdictions where its business requires qualification.

4.2                           Capital.  The authorized capital stock of Nascent consists of 195,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.  There currently are 52,118,750 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.  All of the outstanding common stock of Nascent is duly and validly issued, fully paid and non-assessable.

4.3                           Directors and Officers.  The names and titles of the officers of Nascent as of the Closing are as follows: Sandro Piancone, Chief Executive Officer, Victor Petrone, President, William Lindberg, Chief Financial Officer and Patrick Deparini, Secretary and Treasurer.  The directors of Nascent as of the date of this Agreement are Sandro Piancone, Victor Petrone and Patrick Deparini.

4.4                           Financial Statements.  Schedule 4.4 hereto consists of the audited balance sheets and statements of income, retained earnings and cash flows of operations of Nascent for the years ended December 31, 2005 and December 31, 2006 and the before audit balance sheet and statement of income, retained earnings and cash flows for as of and for the first quarter of 2007 (the “Nascent Financial Statements”).  The Nascent Financial Statements have been prepared in accordance with the United States of America Generally Accepted Accounting Principles and practices (“GAAP”) consistently applied and contain all the disclosures required by GAAP. The Nascent Financial Statements, to the best of Nascent’s knowledge, fairly present the financial condition of Nascent as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby.  The books of account and other financial records of Nascent, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices.  Each transaction is properly and accurately recorded in the books and records of Nascent.  Nascent maintains an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.

4.5           Absence of Changes.  Since March 31, 2007, Nascent has conducted its business and operations only in the ordinary course and, with respect to Nascent’s business, Nascent has not:

(a)           suffered any material adverse change in the business, operations, assets or financial condition of Nascent, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business or operations of Nascent (“Nascent Material Adverse Effect”);

(b)           made any sale, assignment, lease, or other transfer of Nascent’s Assets or properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

(c)           canceled any debts owed to or claims or liabilities held by Nascent;

(d)           suffered any material write-down of the value of any assets or any material write-off as uncollectible of any accounts receivable of Nascent;

(e)           transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to Nascent;

(f)            incurred any obligation or liability (fixed, accrued, contingent or otherwise), including indebtedness for borrowed money, except normal trade or business obligations and liabilities incurred in the ordinary course of business, none of which would have a Nascent Material Adverse Effect;

(g)           mortgaged, pledged or subjected to any other lien any of its assets, tangible or intangible;

(h)           waived or released any rights of value or modified any material agreement, whether or not in the ordinary course of business;

(i)            entered into or renewed any employment contracts or compensation agreements or made, agreed to make or announced any change in employment policies or procedures, wages, compensation or employee benefits for any Nascent employee, except as may be required by an existing employment agreement, as required by law, or as otherwise expressly provided herein;

(j)            suffered any material casualty losses or damages (whether or not any such loss or damage shall have been covered by insurance);

(k)           revalued any of its assets (whether tangible or intangible) or changed any of its accounting records or practices or changed its depreciation or amortization policies or rates;

(l)            issued or sold shares of capital stock or securities convertible into or exchangeable for capital stock of Nascent;

(m)          merged or consolidated with another entity;

(n)           changed the tax or cash basis accounting methods or practices employed by Nascent, or changed its depreciation or amortization policies;

(o)           paid any dividend, distribution or extraordinary or unusual disbursement or expenditure; or

(p)           entered into any agreement or commitment to do any of the foregoing.

4.6                           Absence of Undisclosed Liabilities.  As of the date of the Nascent Financial Statements, Nascent did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Nascent Financial Statements.

4.7                           Tax Returns.  Within the times and in the manner prescribed by law, Nascent has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.  Prior to Closing, all taxes for the year ended December 31, 2006 shall have been fully paid and that at Closing, there shall be an adequate cash reserve for the taxes incurred from January 1, 2007 through the Closing.  There are no present disputes of any nature payable by Nascent.

4.8                           Compliance with Laws.  Nascent has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business where the failure to comply or any violation would have a Nascent Material Adverse Effect and has disclosed any and all such non-compliances and/or violations to the Shareholders.

4.9                           Litigation.  Nascent is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of shareholders of Nascent, threatened against or affecting Nascent or its business, assets or financial condition where the failure to disclose would have a Nascent Material Adverse Effect.  To the best of Nascent’s knowledge, there is no action pending or threatened regarding the sale or transfer of any of its securities.  Nascent is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Nascent is not engaged in any litigation to recover monies due to it.

4.10                         Authority.  The person signing this Agreement is legally able to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Nascent and is enforceable in accordance with its terms and conditions.

4.11                         Ability to Carry Out Obligations.  The execution and delivery of this Agreement by Nascent and the performance by Nascent of its obligations hereunder in the time and manner contemplated (i) will not violate (A) any provision of applicable law, (B) Nascent’s organizational documents, (C) any provision of any indenture, agreement, obligation, commitment or other instrument to which Nascent is bound or (D) any provision of any judgment, decree or order to which Nascent is a party or by which Nascent is bound, (ii) will not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such order, indenture, judgment, decree, agreement, obligation, commitment or other instrument, and (iii) will not result in the creation or imposition of any lien of any nature whatsoever upon the Shares, except for the Pledge on Shares Agreement

4.12                         Full Disclosure.  None of the representations and warranties made by Nascent herein or in any exhibit, certificate or memorandum furnished or to be furnished by Nascent, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

4.13                         Nascent Shares Not Encumbered.  Nascent will reserve a sufficient number of shares of Nascent Common Stock for issuance upon conversion of the Note, which shares will be free and clear of all encumbrances or other restrictions of any kind or nature at the time of issuance, except those imposed by applicable law.

4.14                         Employment Matters.  Nascent is and has at all times since its inception been in compliance with all employment, personnel, pension and welfare laws, rules, regulations, judgments and orders.

4.15                         Intellectual Property.  Nascent has the lawful right to use all of its patents, trademarks, service marks, logos, corporate and trade names, domain names and all applications therefore (together with all processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by Nascent, the “Nascent Intellectual Property”). To the best of Nascent’s knowledge, no such use infringes upon the lawful rights of any other person or entity.  To the best of Nascent’s knowledge, no person or entity is using any Intellectual Property in a manner which infringes upon the lawful rights of Nascent.  The Nascent Intellectual Property constitutes all intellectual property necessary for Nascent to conduct its business as currently conducted.

4.16                         Brokers.  Nascent has not used any broker or finder in connection with the transactions contemplated hereby, and neither Pasani nor the Shareholders shall have any liability as a result of or in connection with any brokerage or finder’s fee or other commission of any person or entity retained by Nascent in connection with the transactions contemplated by this Agreement.

4.17                         No Consents.  No consent, authorization, approval or waiver from, or registration, declaration or filing with, any agency, entity, authority or person is required to be obtained or made by or with respect to Nascent in connection with the execution, delivery and performance of this Agreement by Nascent or the consummation of the purchase of the Shares.

4.18                         Due Diligence.  Nascent has retained accountants, lawyers, engineers and other advisors who have provided expert advice in the acquisition of the Pasani Shares.  Nascent and its advisors as well as the officers or representatives appointed for such purposes, are familiar in the operation of businesses similar to that of Pasani and are sophisticated parties, able to fend for themselves in the context of the transactions contemplated by this Agreement.  Upon Closing, Nascent has conducted various technical visits and a thorough documental due diligence of Pasani and the Assets to its satisfaction, and has received from the Shareholders full and unrestricted access to the books, records, and other information and documentation of Pasani and the Assets.

ARTICLE V

Covenants Following Closing

Nascent and Shareholders agree that following Closing:

5.1                           Working Capital.  Nascent shall provide USD One Million Dollars ($1,000,000) working capital (“Working Capital Amount”) to execute the business plans of Pasani.  USD Five Hundred Thousand Dollars ($500,000) would be in the form of inventory and would be provided in the dates agreed upon between Nascent and Shareholders as detailed in Schedule 5.1 and the remaining USD Five Hundred Thousand Dollars ($500,000) would be in cash available to Pasani at Closing, to reasonably ensure the un-interrupted operations of Pasani as agreed upon between Nascent and Shareholders.  Upon an event of default caused by Nascent under the terms of the Note, if Shareholders elect to foreclose upon the Pasani Shares held as collateral under the terms of the Pledge on Shares Agreement, Shareholders or Pasani shall repay to Nascent the Working Capital Amount within 180 days of the date of such foreclosure.  Shareholders may not offset the Working Capital Amount due to Nascent against any amounts of principal and interest due under the Note.

5.2                           Access to Products.  Pasani will have access to the products that are currently exclusive to Nascent.

5.3                           Advisory Titles.  Shareholders will have the right to designate for election by Nascent’s shareholders at the next annual meeting of Nascent’s shareholders one member of Nascent’s Advisory Board.

5.4                           Employment Agreements.  The members of the current Pasani management team shall have been offered executive positions with Eco Pak Distributing LLC, a Texas limited liability company (“Eco Pak”), with the titles, responsibilities, compensation and benefits as set forth in attached Schedule 5.4 that is made a part of this Agreement, and key personnel of Pasani, including members of the current management team of Pasani, shall have been offered employment agreements with Eco Pak on terms reasonably acceptable to Nascent and Pasani.

5.5                           Operational Control.  Nascent shall cause Mr. Pederzini to have continuing operational control of Pasani until the Note is paid in full or converted (subject to the other negative covenants of Nascent under Article III) and any decision or other action of Mr. Pederzini which is within the Business Judgment Rule as interpreted by general United States Law shall not be considered a breach of the Purchase Agreement nor any duty to Nascent and shall not affect any rights of Shareholders under the Note.

5.6                           Breach of Covenants.  Upon any breach of any of the covenants of Articles III and VI by Nascent, Shareholders must provide written notice to Nascent of such breach.  Upon the receipt of such notice, Nascent shall have thirty (30) days to cure such breach, or if such cure is not possible within thirty (30) days, such reasonable period of time that is agreeable to both Nascent and Shareholders (the “Cure Period”).  If Nascent is unable to remedy such breach within the Cure Period, Shareholders shall be entitled to the remedies set forth in Section 7.17.

5.7                           Indemnification.  Nascent agrees to indemnify, defend and hold Pasani and Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest and penalties, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Nascent to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Nascent under this Agreement. Provided, however the maximum aggregate liability of Nascent under this indemnity and hold harmless provision shall be USD One Million Five Hundred Thousand Dollars ($1,500,000) plus accrued interest. The cap on this indemnity shall not be applicable for the fraud or willful misconduct of Nascent.  This indemnity and hold harmless paragraph shall terminate and be of no force or effect on the first anniversary of the Closing, except for claims based upon the authority of Nascent and claims based on fraud, which shall survive indefinitely.

5.8                           Non-Competition Agreements.  Mr. Pederzini shall have entered into a non-competition and non-disclosure agreement (“Non-Competition Agreement”) on terms mutually satisfactory to Nascent and Mr. Pederzini, which provides, among other things, that Mr. Pederzini shall not for a three (3) year period following the Closing (i) solicit former or existing customers or prospects of Pasani or Nascent for business purposes similar to and will not engage in any business similar to the business of Pasani or Nascent, (ii) solicit the employment of any employee of Nascent or Pasani, (iii) use any of Pasani’s or Nascent’s proprietary information for his own use or for any purpose, or disclose such proprietary information to any third party except to carry out the specific purposes designated by Nascent; provided, however, that such Non-Competition Agreements shall terminate upon any default under the Note.

ARTICLE VI

Closing

6.1           Closing.  At the closing of this Agreement on the date first set forth above (the “Closing”):

(1)   Shareholders shall deliver to Nascent 300 shares of Pasani common stock, free and clear of any liens and encumbrances, duly endorsed to Nascent.

(2)   Nascent will deliver to Shareholders a USD One Million Five Hundred Thousand Dollars ($1,500,000) convertible promissory note (“Note”) with annual interest of eight percent (8%). USD Five Hundred Thousand Dollars ($500,000) of the principal and accrued and unpaid interest then due shall be payable six months from the issuance of the Note and the balance (1) year from the date of issuance of the Note.

(3)   Nascent and the nominee shareholder shall pledge 100% of the Shares by endorsing all Share certificates of Pasani in favor of Shareholders under a separate Pledge on Shares Agreement and take all necessary corporate action, including any entries in the stock ledger of Pasani to implement such Pledge on Shares Agreement;

(4)   Nascent shall grant an irrevocable power of attorney in favor of Shareholders in terms of Article 2596 of Mexico’s Federal Civil Code to vote all Shares in all shareholders meetings.

(5)   Nascent shall take all necessary corporate action at the level of Pasani in order to implement the Working Capital provision of this Agreement.

(6)   Nascent shall provide USD Five Hundred Thousand Dollars ($500,000) in cash for working capital.

ARTICLE VII

Miscellaneous

7.1                           Captions and Headings.  The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

7.2                           No Oral Change.  This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

7.3                           Non-Waiver.  The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions.  No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

7.4                           Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

7.5                           Entire Agreement.  This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior negotiations, agreements and understandings.

7.6                           Choice of Law.  This Agreement has been executed by all parties in Mexico and shall be governed by and construed and enforced pursuant with the laws of Mexico City, Federal District (without regard to any conflict of laws or principals).  All actions, suits and proceedings arising out of or in connection with this Agreement shall be brought in the courts having jurisdiction in Mexico City, Federal District which shall be the exclusive forum therefore, except for the Note that might be enforced either in the courts having jurisdiction in Mexico City, Federal District or in the courts having jurisdiction in the United States.

7.7                           Counterparts and Facsimile Signatures.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile signature shall be deemed an original signature for all purposes.

7.8                           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, by telecopy with receipt personally certified by telephone, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Nascent:                                                 Nascent Wine Company, Inc.
2355-A Paseo de las Americas
San Diego, California 92154
Attn: Sandro Piancone, CEO
Fax No.: (619) 661-9735

with a copy to:                 Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Attn: Adam J. Agron
Fax No.: (303) 223-1111

Shareholders:                       Alejandro Gutiérrez Pederzini
102 Swede Creek
Boerne, Texas, 78006

Leticia Gutierrez Pederzini
Lago Chalco # 230
Col. Anahuac
Mexico, D.F.
Fax. (52)(55) 5260-1674

with a copy to:                 Cox Smith Matthews Incorporated
112 E. Pecan, Suite 1100
San Antonio, Texas 78205
Attn: John D. Fisch
Fax: (210) 226-8395

and

Rubio Villegas y Asociados, S.C.
Río Duero #31,
Cuauhtemoc, 06500, Mexico
Attn: Carlos Perez del Toro
Fax No.: (52)(55) 5242-0705

7.9                           Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

7.10                         Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

7.11                         Finders.  The parties hereto represent that no finder has brought about this Agreement, and no finder’s fee has been paid or is payable by either party.

7.12                         Announcements.  The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

7.13                         Expenses.  Each party will pay its own legal, accounting and other out-of-pocket expenses incurred in connection with this Agreement.

7.14                         Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing and remain in force for twelve (12) months thereafter, except as provided in 2.15 and 5.21 of this Agreement.

7.15                         Schedules.  As of the Closing, Shareholders has provided the Schedules described herein.  Any material changes to the Schedules shall be immediately disclosed by Shareholders to Nascent.

7.16                         Binding Effect.  This Agreement is a binding agreement on all parties and is enforceable by its terms.

7.17                         Remedies.  Any claim, action, or proceeding taken to enforce the terms of this Agreement, the Note or the Pledge on Shares Agreement shall be limited to either, at the discretion of Shareholders, recovery of up to (i) the Shares pledged as collateral under the Pledge on Shares Agreement, or (ii) USD One Million Five Hundred Thousand Dollars ($1,500,000) plus accrued interest pursuant to the Note.

[Remainder of This Page Intentionally Left Blank; Signature Page to Follow]

In witness whereof, the parties have executed this Stock Purchase Agreement on the date indicated above.

NASCENT WINE COMPANY, INC.		PASANI, S.A. de C.V.

By:	/s/ Sandro Piancone	By:	/s/ Alejandro Gutiérrez Pederzini
	Sandro Piancone, CEO		Alejandro Gutiérrez Pederzini, Director General

NOMINEE SHAREHOLDER			SHAREHOLDERS OF PASANI

By:	/s/ Rafael Morales	By:	/s/ Alejandro Gutiérrez Pederzini
Name:	Rafael Morales		Alejandro Gutiérrez Pederzini

		By:	/s/ Leticia Gutiérrez Pederzini
Leticia Gutiérrez Pederzini